                                                                    EXHIBIT 10.4

                                              MATERIAL IN THIS DOCUMENT HAS BEEN
                                              OMITTED PURSUANT TO A CONFIDENTIAL
                                              TREATMENT REQUEST. THE OMITTED
                                              MATERIAL HAS BEEN FILED SEPARATELY
                                              WITH THE COMMISSION.


                    PALLADIUM AND PLATINUM SALES AGREEMENT



     THIS PALLADIUM AND PLATINUM SALES AGREEMENT (this "Agreement") is made and entered into this 27 day of August, 1998, by and between STILLWATER MINING COMPANY, a Delaware corporation, whose address is 717 17th Street, Suite 1480, Denver, Colorado ("SMC"), and MITSUBISHI CORPORATION, a Japanese corporation, whose address is 6-3, Marunouchi 2-Chome, Chiyoda-Ku Tokyo 100-8088 JAPAN ("MC").

                                    RECITAL

     WHEREAS, MC and SMC are interested in entering into an arrangement by this Agreement whereby SMC will supply MC certain agreed upon amounts of palladium and platinum sponge, .9995 minimum purity; and

     WHEREAS, MC will be purchasing palladium and platinum for purposes of reselling such palladium and platinum exclusively to Mitsubishi Motor Corporation, a Japanese corporation ("MMC"), Netherland Car B.V. (Ned Car), a Dutch corporation ("Ned Car"), and Mitsubishi Motor Manufacturing of America, a Delaware corporation ("MMMA" and collectively with Ned Car and MMMA, the "MMC Group Companies"), for use by the MMC Group Companies in the manufacture of automobiles worldwide;

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMC hereby agrees to sell and deliver and MC hereby agrees to purchase palladium and platinum of the quantity and quality hereinafter set forth, upon the following terms and conditions:

     Section 1.     Definitions and Terminology.  Unless the context indicates
                    ---------------------------
otherwise, capitalized terms used in this Agreement have the meaning set forth in this Section 1.

             Actual Monthly Production means the actual amount of refined, mined Palladium out-turned by SMC or on behalf of SMC by a third party refinery during any one calendar month.

             Business Day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the United States are authorized or obligated by law or executive order to close.

             Confidentiality Agreement means that certain Confidentiality Agreement, dated as of July __, 1998, by and between SMC and MC.

             Contract Year shall mean the twelve consecutive calendar months commencing with January of each calendar year.

             Destination means the Narita Airport by the 15th Business Day of the Pricing Month.

             Estimated Annual Production means the amount of annual production of Palladium estimated by SMC for a Contract Year and included in a written notification to MC by December 15th prior to such Contract Year.

             Metal means the Palladium or Platinum to be sold under this Agreement, the brand of which is Union Miniere, JM USA, Impala, Engelhard, INCO, Falconbridge or Heraeus, PGP or such other brand as the parties may agree.

             [***]

             [***]

             Ounce is a troy ounce equivalent to 31.1035 grams.

             Palladium means refined palladium in sponge form with .9995 minimum purity.

             Platinum means refined platinum in sponge form with .9995 minimum purity.

             Pricing Day means any day on which there is published a [***]

             Pricing Month means the month prior to delivery during which pricing is determined pursuant to Section 4 of this Agreement.

             [***]

     Section 2.     Term.  The time period over which delivery shall occur under
                    ----
this Agreement shall be from January 1, 1999, through and including December 7, 2003, unless otherwise extended or terminated pursuant to this Agreement.

     Section 3.     Quantity and Delivery.  Beginning on January 7, 1999, SMC
                    ---------------------
will sell and deliver Metal to the Destination, delivered duty unpaid, and MC will purchase the quantities of Metal set forth in this Section 3, which shall be delivered no later than the 7th day of the month following the Pricing Month. All Metal to be sold in any one calendar month will be delivered to a single Destination only, and SMC shall be under no obligation to accommodate MC's request that any monthly shipment be split. In the event SMC agrees to accommodate MC's request to split a shipment, MC will reimburse SMC for the additional costs incurred by SMC in accommodating such request.

          (a)    Palladium.  During the Contract Years 1999, 2000 and 2001, SMC
                 ---------
will sell and deliver and MC will purchase on a monthly basis [***] of Actual Monthly Production. During the Contract Years 2002 and 2003, SMC will sell and deliver and MC will purchase on a monthly basis [***]. The parties acknowledge that the Actual Monthly Production may fluctuate from time to time.

          (b)    Platinum.   SMC will sell and deliver and MC will purchase on a
                 --------
monthly basis [***] ounces of Platinum.

          (c)    Notification of Estimated Annual Production and of Actual
                 ---------------------------------------------------------
Monthly Production. Not later than the December 15th prior to each Contract
------------------
Year, SMC shall notify MC in writing of the Estimated Annual Production for such Contract Year. Not later than the last Business Day of the month preceding the Pricing Month, SMC will notify MC in writing of its Actual Monthly Production, which amount will be priced during the Pricing Month, and delivered by the 7th of the month following the Pricing Month. SMC will provide MC on a quarterly basis with statements from its third party refiners, from which MC may verify the Actual Monthly Production, and with an annual reconciliation of such amounts to SMC's Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission (the "SEC").

          (d)    Estimates.  Estimated Annual Production will be provided by SMC
                 ---------
to MC for informational purposes only. SMC makes no warranty, commitment or guaranty regarding the amount of Estimated Annual Production. Actual Monthly Production may differ from estimated amounts due to a number of factors, including but not limited to (i) fluctuations in ore grade, tons mined, crushed or milled, (ii) variations in concentrator, smelter or refinery operations,
(iii) geological, technical, metallurgical, permitting, mining and processing problems and (iv) availability of experienced employees.

     By way of example, for delivery of Metal in January 1999, SMC will notify MC of the Actual Monthly Production by the last Business Day in November 1998 and the Metal will be priced in December 1998 and delivered by January 7, 1999.

          [***]

[***]

     [***]

     Section 4.    Pricing.    The price per Ounce to be paid to SMC by MC for
                   -------
the actual quantities of Metal delivered pursuant to Section 3 above shall be based on the [***] for the Pricing Month less a discount and subject to certain minimum and maximum prices as set forth below.

             (a)   Palladium.  The price per Ounce to be paid to SMC by MC for
                   ---------
the actual quantities of Palladium delivered during each month pursuant to
Section 3 above shall be based on the [***] for the Pricing Month less a discount of [***] per Ounce. [***]

             (b)   Platinum.  The price per Ounce to be paid to SMC by MC for
                   --------
the actual quantities of Platinum delivered during each month pursuant to
Section 3 above shall be based on the [***] for the Pricing Month less a discount of [***] per Ounce. [***]

     Section 5.    Payment Terms.  On the last Business Day of each Pricing
                   -------------
Month, SMC will inform MC in writing via facsimile as to the formula-based pricing computations set forth in Section 4 above for the actual quantities of Metal to be delivered by SMC pursuant to this Agreement during the following month. Unless MC has provided SMC with Notice of disagreement with the pricing computations, MC will forward such payment amount for 100% of the actual quantities by wire transfer to SMC (pursuant to written wire transfer instructions which will be provided by SMC) within two Business Days following delivery of the Metal to the Destination (unless the parties mutually agree in writing to adjust the delivery date). All payments will be made in U.S. Dollars. If MC does not agree with SMC's pricing computations, MC shall Notify SMC of such disagreement within two Business Days of MC's receipt of the pricing computations and the parties shall seek resolution of such dispute pursuant to the dispute resolution procedures set forth in Section 16 below. Without derogating SMC's rights under this Agreement, any delay in payment by MC to SMC shall bear interest calculated at the 3-month LIBOR (as quoted in the Wall Street Journal on the date such payment was due) plus 3% from the date upon which payment was due until the date full payment is received.

     Section 6.    Suspension of Delivery for Failure to Pay.  Ten days after
                   -----------------------------------------
receipt by MC of written notice of MC's failure to pay pursuant to the terms of
Section 5 above, SMC may suspend delivery of Metal to MC until such time as payment has been received by SMC. This right shall not be deemed to be an exclusive right or remedy.

     Section 7.    Risk of Loss; Title.  Title and risk of loss and liability
                   -------------------
for all Metal delivered hereunder shall pass to MC once the Metal is off-loaded from the carrier at the Destination.

     Section 8.    Warranty.    SMC warrants that the Metal supplied hereunder
                   --------
shall have a minimum purity of .9995, that SMC will convey good title thereto, that the Metal will be delivered free and clear of all liens and encumbrances payable by SMC and that the Metal will have been produced, handled and transported to the Destination in accordance with all applicable federal, state and local laws, rules and regulations. In respect of Metal supplied by physical delivery to a Destination, SMC will furnish MC with an analysis and weight certificate on such shipment of Metal.

     OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OR USE NOTWITHSTANDING ANY COURSE OF PERFORMANCE, USAGE OF TRADE OR LACK THEREOF INCONSISTENT WITH THIS SECTION.

     SMC'S SOLE LIABILITY FOR BREACH OF WARRANTY SHALL BE LIMITED TO REPLACEMENT OF THE NONCONFORMING METAL.

     Section 9.    Default and Termination.
                   -----------------------

     (a)     Termination by MC. MC shall be entitled to terminate this Agreement
             -----------------
by delivery of written Notice in the event:

             (i) a receiver is appointed for SMC or MMC or any of their respective assets, SMC or MMC files a voluntary petition in bankruptcy or any form of reorganization, an involuntary petition in bankruptcy is filed against SMC or MMC which is not dismissed with prejudice within 60 days of such filing, or an assignment is made for the benefit of creditors of SMC or MMC;

             (ii) SMC breaches any of the material terms or conditions of this Agreement and the breach is not cured within 30 days of notice of such breach by MC; or

             (iii) SMC shall have Notified MC of the commencement of an event of force majeure pursuant to Section 15 and such event of force majeure shall have continued and remained in effect for a period of nine consecutive months.

     (b)     Termination by SMC.  SMC shall be entitled to terminate this
             ------------------
Agreement in the event:


             (i) a receiver is appointed for MC or any of its assets, MC files a voluntary petition in bankruptcy or any form of reorganization, an involuntary petition in bankruptcy is filed against MC which is not dismissed with prejudice within 60 days of such filing, or an assignment is made for the benefit of creditors of MC;

             (ii) MC breaches any of the material terms or conditions of this Agreement and the breach is not cured within 30 days of notice of such breach by SMC;

             (iii) MC shall have Notified SMC of the commencement of an event of force majeure pursuant to Section 15 and such event of force majeure shall have continued and remained in effect for a period of nine consecutive months; or

             (iv) MC does any of the following: (A) acquire, or agree, offer or propose to acquire, directly or indirectly, from SMC or any other person, any business or assets of, or securities issued by, SMC or any right, warrant or option to acquire any of the foregoing; (B) propose to enter into, directly or indirectly, any merger or business combination involving SMC or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of SMC or any of its subsidiaries; (C) make any proposal or request to SMC or any of its officers or directors relating, directly or indirectly, to any action referred to in clause (A) or (B) of this paragraph or to any modification or waiver of any provision of this paragraph; (D) make or participate in, directly or indirectly, any "solicitation" of "proxies" (as those terms are used in the proxy rules of the SEC) to vote or seek to advise or influence any person with respect to the voting of any voting securities of SMC or any of its subsidiaries; (E) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934, as amended) with respect to any voting securities of SMC or any of its subsidiaries; (F) act alone or in concert with others to seek to control or influence the management, Board of Directors or policies of SMC; (G) advise, assist or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing; or
(H) make any public statement or disclosure of any kind with respect to any matter addressed by this paragraph (unless required by law) or take any other action which might reasonably be expected to result in any such public disclosure.

     Notwithstanding the foregoing, SMC agrees that in the event of Section 9(b)(I) above, SMC shall offer MC the option for MC to assign and MMC to assume MC's obligations under this

Agreement prior to terminating this Agreement; provided, however, that if MC does not exercise the option within 45 days of receipt of written Notification from SMC of the option offer, SMC shall be free to terminate this Agreement.

     (c)     Survival.  Unless this Agreement is extended pursuant to Section 2
             --------
or terminated pursuant to this Section 9, this Agreement will terminate on December 31, 2003 (except that the provisions of Sections 5, 8, 11, 12, 13, 16, 19, 20 and 21 of this Agreement will survive such termination).

     Section 10.    Taxes and Assessments.  All tariffs, taxes and duties levied
                    ---------------------
on Metal delivered hereunder, or under any commercial documents relating to such delivery, shall be borne by: (a) SMC when levied in the U.S. or any other country through which the Metal subsequently passes prior to reaching the Destination; provided, however, that any such tariffs, taxes and duties shall be borne by MC if delivery is made in the U.S.; and (b) MC when levied in the country in which the Destination is situated or any country through which the Metal passes after delivery.

     Section 11.    Claims.  Claims as to deficiency in quality or shortage in
                    ------
quantity shall be made by written notice from MC to SMC within 30 days after the delivery in question, or else any such claims shall be waived. MC or its nominee may perform a laboratory analysis of the Metal within 30 days after delivery of the Metal. If the laboratory analysis performed by MC or its nominee shows any Metal to be below the minimum purity standard, MC will inform SMC within 24 hours of receipt by MC of the results of the laboratory analysis. In such event, SMC shall arrange to have adequate samples of the Metal in doubt check-assayed by an independent, certified good London Zurich assayer reasonably acceptable to both parties, whose decision shall be final and binding upon the parties and who in so deciding shall be deemed to be acting as an expert and not as an arbitrator. The cost of such check-assay will be borne by the party against whom an award is made. If the results of the check-assay indicate that the Metal is below the minimum purity standard, MC will promptly return such Metal in its original state and packing to SMC at SMC's expense, and SMC will
replace the Metal in doubt within five Business Days.   If MC has put the Metal
into solution or the digestion process or has otherwise changed the form of the Metal, SMC shall have no liability for breach of warranty hereunder. Except as otherwise provided in this Section 11, all other claims shall be made by written notice from MC to SMC within 60 days after the delivery in question, or else any such claims shall be deemed to have been waived. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO CLAIMS WHATSOEVER SHALL BE MADE HEREUNDER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

     Section 12.    Limitation of Liability.  SMC shall not be liable for any
                    -----------------------
prospective or speculative profits or special, indirect, consequential, punitive or exemplary damages, and SMC's liability with respect to this Agreement or any action in connection herewith whether in contract, tort, or otherwise shall not exceed the price of that portion of the Metal on which liability is asserted.

     Section 13.    Compliance with Laws.  To the extent applicable, the parties
                    --------------------
agree to comply with all laws, ordinances rules, codes, regulations and lawful orders of any federal, state or local governmental authority applicable to performance of the Agreement.

     Section 14.    Force Majeure.
                    -------------

             (a)    Effect of Occurrence.  In the event that either party is
                    --------------------
rendered unable, wholly or in part, by force majeure applying to it, to carry out its obligations under this Agreement, it is agreed that such obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; provided that MC shall not be excused by any event of force majeure from making timely payments for Metal delivered prior to the effective date of their notice of force majeure. The parties agree that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure unless the Agreement is terminated pursuant to Section 9. The party claiming that an event of force majeure has occurred will promptly notify the other party of the commencement and termination of any event of force majeure. Prompt notice of force majeure shall be given by the party invoking it to the other party, setting out the nature and full details thereof, the extent of the interruption and the anticipated duration of the interruption.

             (b)    Definition. The term "force majeure" as employed herein,
                    ----------
shall mean causes beyond the reasonable control of the parties, including, but not limited to, acts of God, explosions, fires, floods, breakdowns or damage to SMC's mine(s) or related equipment or facilities, breakdowns or damage to all the manufacturing plants of the MMC Group Companies, failure of plant or equipment to operate according to plans or specifications, war or warlike hostilities, riots, strikes, labor disputes, lockouts, unavoidable accidents, uncontrollable delays in transportation, non-availability of any adequate means of transportation, any state or federal laws, regulations or requirements (expressly including inability to obtain or amend necessary governmental approvals, licenses or permits on reasonably acceptable terms), geological, technical, metallurgical, mining, construction or processing problems, non-availability of supplies, power shortages, court orders, acts of military authority, acts or failures to act of federal, state or local agencies or regulatory bodies and inability to obtain timely refining of appropriate quantity of materials necessary to produce the required amounts of Metal; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed and in the event not resumed within nine months, the other party shall be entitled to terminate this Agreement pursuant to Section 9; and provided further that neither party shall be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any federal, state or local order, regulation or statute or to refrain from pursuing its legal or equitable remedies against any third party. Notwithstanding the foregoing, the parties agree that this Section 14 is not intended to provide relief from economic conditions such as, but not limited to, market situations that provide lower or higher prices than in effect under this Agreement.

     Section 15.    Dispute Resolution.  Except as otherwise provided in this
                    ------------------
Agreement, the parties hereby agree that any dispute, controversy or claim arising under this Agreement, or the breach thereof (a "Dispute"), shall first be subject to the informal dispute resolution procedures set forth in this Section 15. The party asserting the existence of a Dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party in writing of the nature of the asserted Dispute. Within 10 Business Days of receipt of such notice, representatives from each party shall arrange and have a personal or telephone conference in which they attempt to resolve such Dispute. If those individuals are unable to resolve the Dispute within such time frame, the Dispute shall be settled by arbitration administered in the State of New York under the rules of the American Arbitration Association then in effect for the resolution of commercial disputes by an arbitrator(s) selected by mutual agreement of the parties, or by the American Arbitration Association absent such mutual agreement, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any findings of such arbitration shall be final and binding on the parties, and all reasonable costs (including attorneys' fees) incurred as a result of a Dispute being referred to arbitration will be borne by the party against whom any award is made. This
Section 15 provides the exclusive means of resolving disputes under this Agreement.

     Section 16.    Representations and Warranties.    Each of the parties
                    ------------------------------
represents and warrants as follows:

             (a)    Good Standing. That it is a corporation duly incorporated
                    -------------
and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

             (b)    Performance. That it has the capacity to enter into and
                    -----------
perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

             (c)    No Breach.  That it will not breach any other agreement or
                    ---------
arrangement by entering into or performing this Agreement; and

             (d)    Due Execution and Delivery. That this Agreement has been
                    --------------------------
duly executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms; provided, however, that no representation or warranty is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

     Section 17.    Notices.  Any notice, election, report or other
                    -------
correspondence (collectively, "Notices") required or permitted hereunder shall be in writing and (i) delivered personally to an officer of the party to whom directed; (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; (iii) sent by reputable overnight courier; or
(iv) sent by facsimile transmission with confirmation of receipt. All such Notices shall be addressed to the party to whom directed as follows:

          SMC:           Stillwater Mining Company
                         717 17th Street, Suite 1480
                         Denver, Colorado 80202
                         Attn: Vice President of Metals Marketing with a copy to: Chief Financial Officer
                         Facsimile: (303) 978-2590

          MC:            Mitsubishi Corporation
                         6-3, Marunouchi 2-Chome, Chiyoda-Ku
                         Tokyo 100-8088 JAPAN
                         Attn: Mr. Hirokatsu Shiraki
                         Facsimile: 81-3-3210-3650
                         with a copy to: Hoyu Nomi
                         Facsimile: 212-605-1936

Either party may, from time to time, change its address for future Notices hereunder by Notice in accordance with this Section 17. All Notices shall be complete and deemed to have been given or made when mailed or sent by overnight courier, or upon personal delivery when delivered personally or when receipt is confirmed when sent by facsimile transmission.

     Section 18.    Publicity.  Neither SMC nor MC will issue or approve an
                    ---------
advertisement, promotional material, news release or other form of publicity concerning this Agreement or the transactions contemplated herein without the prior approval of the other party as to the contents of such advertisement, promotional material, news release or publicity and the timing of its release, which approval cannot be unreasonably withheld.

     Section 19.    Confidentiality.  The terms of the Confidentiality Agreement
                    ---------------
shall continue in full force and effect.

     Section 20.    Consumption by MMC Group Companies.  The parties acknowledge
                    ----------------------------------
that MC will purchase Metal for purposes of reselling such Metal to the MMC Group Companies, for consumption by the MMC Group Companies in the manufacture of automobiles worldwide.

     Section 21.    Entire Agreement.  This Agreement and the Confidentiality
                    ----------------
Agreement represent the complete agreement between the parties hereto and supersede all prior or contemporaneous oral or written agreements of the parties to the extent they relate in any way to the subject matter hereof or thereof.

     Section 22.    Relationship of the Parties.  Nothing contained in this
                    ---------------------------
Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying party, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the parties.

     Section 23.    No Implied Covenants.  There are no implied covenants
                    --------------------
contained in this Agreement other than those of good faith and fair dealing.

     Section 24.    Binding Effect; No Assignment.  This Agreement shall bind
                    -----------------------------
and inure to the benefit of and be enforceable by the parties hereto and may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld, except with respect to (a) any assignment to provide security in connection with any financing, expressly including, by way of example and not limitation, assignments of royalty, overriding royalties or net profits interests or production payments, or (b) any merger, consolidation or other reorganization or transfer by operation of law, or by purchase of the business of or substantially all of the assets of one of the parties, with respect to which such consent by the nonassigning party will not be required.

     Section 25.    Amendment and Waiver.  Except as otherwise provided herein,
                    --------------------
no modification, amendment or waiver of any provision of this Agreement shall be effective against either party unless such modification, amendment or waiver is approved in writing by the parties hereto. The failure by either party to demand strict performance and compliance with any part of this Agreement during the term of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     Section 26.    Severability.  Whenever possible, each provision of this
                    ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 27.    Governing Law. The parties to this Agreement are domiciled
                    -------------
in two different countries. In order to create greater certainty with respect to their legal rights and obligations under this Agreement, the parties desire to adopt as the substantive law of this Agreement the law of a state within the United States which has highly developed commercial law and precedent and which is not the domicile of either party. The parties hereby agree that this Agreement shall be construed in accordance with the laws of the State of New York as though this Agreement were performed in full in the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     Section 28.    Counterparts.  This Agreement may be executed in
                    ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     Section 29.    Attorneys' Fees.  In the event of any controversy, claim, or
                    ---------------
dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs.

     Section 30.    Further Documents.  At the request of either party, the
                    -----------------
parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by that party to effect the purposes of this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

     STILLWATER MINING COMPANY           MITSUBISHI CORPORATION



By:/s/William E. Nettles                 By:
   ------------------------                 --------------------------
Name: William E. Nettles                 Name:
Title:Chief Executive Officer                 ------------------------
                                         Title:
                                               -----------------------

By:/s/Robert C. Lapple                   MITSUBISHI CORPORATION
   ------------------------
Name: Robert C. Lapple
Title:Vice President Metals Marketing    /s/T. Mochihara
                                         -----------------------------
                                                T. MOCHIHARA
                                               General Manager
                                                 Metals Dept.

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